EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203-265-8630
www.amphenol.com

THIRD QUARTER 2014 RECORD RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut. October 22, 2014.  Amphenol Corporation (NYSE:APH) reported today third quarter 2014 diluted earnings per share excluding one-time items of $0.58 compared to $0.49 for the comparable 2013 period.  On an as reported basis, diluted earnings per share were $0.57 and $0.50 for the third quarter of 2014 and 2013, respectively.  Such per share amount for the 2014 quarter includes a charge for acquisition-related transaction costs of $2.5 million ($.01 per share).  The 2013 period included a net benefit of $.01 per share relating to a $3.6 million reduction in tax expense due primarily to the completion of prior year audits partially offset by a charge for acquisition-related transaction costs of $2.5 million.  (All per share and share amounts included herein have been adjusted to reflect the Company’s 2-for-1 stock split effective October 9, 2014.) Sales for the third quarter of 2014 were a record $1.359 billion compared to $1.153 billion for the 2013 period. Currency translation had the effect of increasing sales by approximately $2 million in the third quarter of 2014 compared to the 2013 period.

For the nine months ended September 30, 2014, diluted earnings per share was $1.60 on an as reported basis and $1.62 excluding one-time items, compared to $1.44 on an as reported basis and $1.40 excluding one-time items for the comparable 2013 period.  The 2014 period includes one-time items of $.02 per share, including the $.01 per share item noted above and a one-time charge of $2 million ($.01 per share) related to the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013. The 2013 period includes one-time items totaling $.04 per share, including the $.01 per share net benefit in the third quarter described above and a one-time tax benefit of $11 million ($.03 per share) related to the January 2, 2013 reinstatement of certain federal income tax provisions with retroactive effect to 2012 which under U.S. GAAP was recorded as a one-time benefit in the first quarter of 2013 at the date of reinstatement.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated, “We are pleased to report new records in the third quarter 2014, with sales and EPS of $1.359 billion and $0.58, both up a strong 18% over the prior year.  The Company achieved double digit year-over-year growth in most of our end markets, including the automotive, commercial air, industrial, mobile networks and mobile devices markets.  This growth was driven both organically and through the Company’s successful acquisition program.  In addition, sales grew 3% sequentially.  We continue to expand the Company’s growth opportunities through our ongoing strategy of market and geographic diversification, our strong commitment to developing enabling technologies for customers in all markets, as well as our successful acquisition program.”

“The Company’s unique entrepreneurial culture continues to drive strong operating leverage in the business, resulting in a 40 basis point sequential increase and a 20 basis point year-over-year increase in operating margins to 19.9% (excluding one-time items) in the third quarter 2014.  This excellent performance is a direct result of our dynamic management team’s ability to drive margin expansion through outstanding operational execution and an unrelenting focus on all elements of cost. I am very proud of our organization as we continue to execute well.”

“The Company achieved strong operating cash flow in the quarter of $224 million.  The Company continues to deploy its financial strength in a variety of ways to increase shareholder value, including the previously announced acquisition of the Casco Automotive Group for $449 million which closed at the end of the quarter, and the purchase, during the quarter, of 3.0 million shares of the Company’s stock pursuant to our stock repurchase plan.”

“In recent months there has been an increase in geopolitical and market uncertainties around the world.  Considering these uncertainties as well as current currency exchange rates including relatively weaker overseas currencies, we expect fourth quarter 2014 sales in the range of $1.341 billion to $1.381 billion and diluted EPS in the range of $0.58 to $0.60 (excluding one-time items).  For the year 2014, we expect to achieve sales in the range of $5.260 billion to $5.300 billion, an increase of 14% to 15% over 2013 and diluted EPS of $2.20 to $2.22 (excluding one-time items), an increase of 14% to 15% over 2013.  This compares to prior full year 2014 guidance for sales and diluted EPS of $5.210 billion to $5.270 billion and $2.17 to $2.20 (excluding one-time items), respectively. Notwithstanding the many uncertainties around the world, we believe we can perform well in the dynamic electronics marketplace due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our high technology products across all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength, as well as our initiatives to broaden and diversify our high technology product offering, have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EDT) October 22, 2014.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode:  REARDON.  There will be a replay available until 10:59 P.M. (EST) on Saturday, November 22, 2014.  The replay numbers are toll free 888-395-9153; International toll number is 203-369-0496; Passcode: 7183.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2013, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013 (1)	2014	2013 (1)

Net sales	$1,358,742	$1,153,062	$3,918,988	$3,368,934

Cost of sales	927,087	789,214	2,681,710	2,307,406

Gross profit	431,655	363,848	1,237,278	1,061,528

Acquisition-related expenses	2,547	2,537	4,567	2,537

Selling, general and administrative expense	161,287	136,828	476,945	403,538

Operating income	267,821	224,483	755,766	655,453

Interest expense	(21,089)	(16,048)	(60,241)	(47,126)
Other income, net	4,746	3,625	13,104	9,443

Income before income taxes	251,478	212,060	708,629	617,770

Provision for income taxes	(67,318)	(50,671)	(188,250)	(147,900)

Net income	184,160	161,389	520,379	469,870
Less: Net income attributable to noncontrolling interests	(1,953)	(591)	(4,757)	(2,077)

Net income attributable to Amphenol Corporation	$182,207	$160,798	$515,622	$467,793

Net income per common share - Basic	$0.58	$0.51	$1.64	$1.47

Weighted average common shares outstanding - Basic	313,284,242	317,331,040	314,183,699	318,731,280

Net income per common share - Diluted (2)(3)	$0.57	$0.50	$1.60	$1.44

Weighted average common shares outstanding - Diluted	320,636,405	323,585,572	321,518,036	324,954,068

Dividends declared per common share	$0.125	$0.100	$0.325	$0.205

Note 1	Prior period results have been restated to reflect a two-for-one stock split which was effective in October 2014.

Note 2

Earnings per share in the three months ended September 30, 2014 included acquisition-related expenses of $2.5 million ($2.5 million after-tax) relating to 2014 acquisitions. Earnings per share in the nine months ended September 30, 2014 also included the amortization of the value associated with acquired backlog relating to an acquisition completed by the Company in the fourth quarter of 2013 of $2.0 million ($1.3 million after-tax). Excluding these effects, diluted earnings per share was $0.58 for the three months ended September 30, 2014 and $1.62 for the nine months ended September 30, 2014.

Note 3

Earnings per share in the three months and nine months ended September 30, 2013 included acquisition-related expenses of $2.5 million ($2.1 million after-tax) relating to 2013 acquisitions and a $3.6 million income tax benefit due primarily to the favorable completion of prior year audits. Earnings per share in the nine months ended September 30, 2013 also included an income tax benefit of $11.3 million related to the January 2, 2013 reinstatement of certain federal income tax provisions with retroactive effect to 2012. Under U.S. GAAP, the related benefit of $11.3 million relating to the 2012 tax year was recorded as a benefit in the first quarter of 2013 at the date of reinstatement. Excluding these effects, diluted earnings per share was $0.49 for the three months ended September 30, 2013 and $1.40 for the nine months ended September 30, 2013.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2014	2013 (1)
ASSETS

Current Assets:
Cash and cash equivalents	$872,999	$886,838
Short-term investments	371,618	305,324
Total cash, cash equivalents and short-term investments	1,244,617	1,192,162
Accounts receivable, less allowance for doubtful accounts of $16,567 and $12,010, respectively	1,092,424	1,001,012
Inventories	848,072	792,644
Other current assets	187,459	171,749

Total current assets	3,372,572	3,157,567

Land and depreciable assets, less accumulated depreciation of $850,748 and $803,954, respectively	585,353	532,425
Goodwill and other long term assets	2,870,844	2,478,036

	$6,828,769	$6,168,028

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$599,754	$549,942
Accrued salaries, wages and employee benefits	109,953	104,859
Accrued income taxes	88,451	96,388
Other accrued expenses	156,436	157,252
Short-term debt	600,803	701,437

Total current liabilities	1,555,397	1,609,878

Long-term debt	2,023,178	1,431,437
Accrued pension and post employment benefit obligations	175,589	180,021
Other long-term liabilities	76,945	66,620

Equity:
Common stock	312	316
Additional paid-in capital	635,661	489,768
Retained earnings	2,437,281	2,424,376
Accumulated other comprehensive loss	(97,094)	(54,951)

Total shareholders’ equity attributable to Amphenol Corporation	2,976,160	2,859,509

Noncontrolling interests	21,500	20,563

Total equity	2,997,660	2,880,072

	$6,828,769	$6,168,028

Note 1	Prior period results have been restated to reflect a two-for-one stock split which was effective in October 2014.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2014	2013

Cash flow from operating activities:
Net income	$520,379	$469,870
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	117,977	101,531
Stock-based compensation expense	29,382	26,584
Excess tax benefits from stock-based compensation payment arrangements	(29,569)	(18,853)
Net change in components of working capital	(24,276)	(24,249)
Net change in other long-term assets and liabilities	(6,458)	2,841

Net cash provided by operating activities	607,435	557,724

Cash flow from investing activities:
Additions to property, plant and equipment	(162,657)	(105,740)
Proceeds from disposals of fixed assets	2,222	2,084
Purchases of short-term investments	(478,846)	(538,152)
Sales and maturities of short-term investments	410,372	395,590
Acquisitions, net of cash acquired	(468,009)	(44,036)

Net cash used in investing activities	(696,918)	(290,254)

Cash flow from financing activities:
Proceeds from issuance of senior notes	1,498,133	—
Borrowings under credit facilities	563,500	490,800
Repayments under credit facilities	(1,570,695)	(327,043)
Payment of fees and expenses related to debt financing	(10,738)	(2,710)
Proceeds from exercise of stock options	88,782	79,587
Excess tax benefits from stock-based compensation payment arrangements	29,569	18,853
Payments to shareholders of noncontrolling interests	(3,620)	(4,371)
Purchase and retirement of treasury stock	(400,801)	(296,975)
Dividend payments	(101,924)	(33,472)

Net cash provided by (used in) financing activities	92,206	(75,331)

Effect of exchange rate changes on cash and cash equivalents	(16,562)	6,377

Net change in cash and cash equivalents	(13,839)	198,516
Cash and cash equivalents balance, beginning of period	886,838	690,850

Cash and cash equivalents balance, end of period	$872,999	$889,366

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Trade Sales:
Interconnect Products	$1,268,639	$1,063,179	$3,650,075	$3,104,856
Cable Products	90,103	89,883	268,913	264,078
Consolidated	$1,358,742	$1,153,062	$3,918,988	$3,368,934

Operating income:
Interconnect Products	$279,795	$233,435	$786,820	$676,818
Cable Products	11,290	12,389	33,562	36,432
Stock-based compensation expense	(10,133)	(9,413)	(29,382)	(26,584)
Other operating expenses	(10,584)	(9,391)	(30,667)	(28,676)
Operating income	$270,368	$227,020	$760,333	$657,990

Acquisition-related expenses	(2,547)	(2,537)	(4,567)	(2,537)
Consolidated	$267,821	$224,483	$755,766	$655,453

ROS%:
Interconnect Products	22.1%	22.0%	21.6%	21.8%
Cable Products	12.5%	13.8%	12.5%	13.8%
Stock-based compensation expense	-0.7%	-0.8%	-0.7%	-0.8%
Other operating expenses	-0.8%	-0.8%	-0.8%	-0.9%

ROS, excluding one-time items	19.9%	19.7%	19.4%	19.5%

Acquisition-related expenses	-0.2%	-0.2%	-0.1%	0.0%
Consolidated	19.7%	19.5%	19.3%	19.5%